Exhibit (a)(1)(E)
Form of Confirmation E-mail/Letter to Eligible Employees and Consultants who Elect to Participate in the Exchange Offer
                    , 2010
[Name]

[Address]
Subject:           Confirmation of Election
Dear [Name]:
Your election to tender eligible stock options pursuant to Quiksilver’s offer to exchange certain outstanding stock options for new stock options with a lower exercise price and subject to a new term and new vesting period has been recorded as follows:

Shares Subject to
		Exercise Price Per			New Stock Options
	Expiration Date of	Share of Eligible	Shares Subject to		to be Granted in
Original Grant Date	Eligible Options	Options	Eligible Options	Exchange Rates	Exchange*

$
$
$

*	Please note that Quiksilver will not issue any fractional new stock options. The amounts in this column have been rounded to the nearest whole stock options (with greater than or equal to 0.5 being rounded up).
If the above is not your intent, we encourage you to contact Franco Trani, by e-mail at stock.admin@quiksilver.com, or by telephone at (714) 889-7113.